EXHIBIT 14







CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 17, 2004, relating to the financial statements and financial highlights of Federated Capital Appreciation Fund, appearing in the Annual Report to Shareholders of Federated Capital Appreciation Fund for the year ended October 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
June 23, 2005